Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Armada Hoffler Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share:
	—Armada Hoffler Properties, Inc Amended and Restated 2013 Equity Incentive Plan	Other(3)	1,700,000	$11.76	$19,992,000	$0.0001102	$2,203.12
Total Offering Amounts							$19,992,000
Total Fee Offsets							$0
Net Fee Due							$2,203.12

(1)     Represents additional shares of common stock, $0.01 par value per share (“Common Stock”), of Armada Hoffler Properties, Inc. (the “Company”) reserved for issuance under the Company’s Amended and Restated 2013 Equity Incentive Plan (as amended, the “Amended Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Amended Plan and shares that may become issuable under the Amended Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the outstanding Common Stock.
(2)     Represents the average of the high and the low prices per share of Common Stock of the Company as reported on the New York Stock Exchange on June 9, 2023.
(3)     The registration fee has been computed in accordance with Rule 457(c) and (h) under the Securities Act.
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